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                                                                Exhibit 10 (c).3






                           RESTRICTED STOCK AGREEMENT

                              (LONG TERM INCENTIVE)

                                     BETWEEN

                       FLORIDA EAST COAST INDUSTRIES, INC.

                                       AND


                                ADOLFO HENRIQUES






                              DATED: MARCH 28, 2005





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         THIS AGREEMENT dated March 28, 2005, by and between Florida East Coast
Industries, Inc. (the "Corporation"), and Adolfo Henriques (the "Employee").

         The parties agree as follows:

         1. Grant of Restricted Stock. The Corporation hereby grants to the Employee, subject to the terms and conditions herein set forth, Eighty Thousand (80,000) shares of the Corporation's Common Stock (the "Restricted Stock").

         2. Terms and Conditions. The Restricted Stock is subject to the following terms and conditions:

                  (a) Limited Nontransferability. This Restricted Stock shall be nontransferable during the term of the Restrictions (as hereinafter set forth) except by will or by the laws of descent and distribution.

                  (b) Restrictions and Lapse of Restrictions. The Restricted Stock shall be subject to the Employee's continued employment by the Corporation or a parent or subsidiary corporation (the "Restrictions"), which restrictions shall lapse in equal amounts on each of the first three anniversary dates of the Effective Date of Employee's Employment Agreement.

         Notwithstanding the foregoing, (i) upon the occurrence of a termination without Cause (including by reason of death or Disability (as defined in Employee's Employment Agreement)) or Resignation with Good Reason (in each case as defined in the Employee's Employment Agreement) or
         (ii) if Employee's employment is terminated without cause or Employee resigns with Good Reason (in each case as defined in the Change in Control Agreement) within the time periods set forth in such Change in

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         Control Agreement and due to such Change in Control, all Restrictions shall lapse upon the effective date of the termination or resignation.

         3. Forfeiture of Restricted Stock Upon Termination of Employment. The rights of the Employee and his successors in interest in Restricted Stock on which the Restrictions have not lapsed pursuant to paragraph 2(b) shall terminate in full when the Employee's employment with the Corporation or a parent or subsidiary corporation is terminated by the Corporation for Cause (as defined in the Employment Agreement or the Change in Control Agreement), or by the Employee without Good Reason (as defined in the Employment Agreement or the Change in Control Agreement).

4. Dividends/Distributions. The Corporation shall pay to the Employee any dividends or other distributions payable with respect to the Restricted Stock, notwithstanding the Restrictions, beginning on the date hereof but not beyond the date of any forfeiture thereof pursuant to the provisions of paragraph 3.

         5. Withholding. The Employee agrees to make arrangements satisfactory to the Corporation to comply with any income tax withholding requirements that may apply upon the lapse of the Restrictions on the Restricted Stock. The Employee will be entitled to elect to satisfy his tax withholding obligation by the withholding by the Corporation, at the appropriate time, of shares of the Corporation's Common Stock from the Restricted Stock in a number sufficient, based upon the fair market value (as defined below) of such Common Stock on the relevant date or by tendering shares already owned by the Employee for at least six months to satisfy such tax withholding requirements. For purposes of this Agreement, "fair market value" means, as of any given date, the closing price of the Corporation's Common Stock on such date as quoted in the NYSE Composite Transactions Report in the Wall Street Journal. If there were no sales

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         reported as of a particular date, fair market value will be computed as of the last date preceding such date on which a sale was reported.

         6. Delivery of Certificates. The Corporation may delay delivery of the certificate for shares granted hereunder until (i) the admission of such shares to listing on any stock exchange on which the Corporation's Common Stock may then be listed, (ii) completion of any registration or other qualification of such shares under any state or federal law regulation that the Corporation's counsel shall determine as necessary or advisable, and (iii) receipt by the Corporation of advice by counsel that all applicable legal requirements have been complied with.

         7. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be settled in accordance with the dispute resolution provisions of the Employment Agreement, including the provisions relating to attorney's fees.

         8. Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) This Agreement, the Employment Agreement and the Change in Control Agreement constitute the entire agreement between the parties with respect to the subject matter hereof. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of this Agreement shall govern.


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                  (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by telecopier, or by courier, address as follows: If to the Employee to: to the last address on the records of the Corporation and if to the Corporation to: One Malaga Street; St. Augustine, Florida 32084; Attention: Corporate Secretary; Facsimile: 904-826-2379 or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (e) The Employee's or the Corporation's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Employee or the Corporation may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                                           FLORIDA EAST COAST INDUSTRIES, INC.

                                           By: /s/ Allen C. Harper
                                               --------------------------------
                                               Allen C. Harper
                                               Chairman, Compensation Committee

Agreed and Accepted:

/s/ Adolfo Henriques
---------------------------
Adolfo Henriques

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